EXHIBIT 10

SECOND AMENDMENT TO AMENDED AND RESTATED

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

OF TIMOTHY J. ROMENESKO

This Second Amendment to the Amended and Restated Severance and Change in Control Agreement is made and entered into on June 14, 2010, by and between AAR CORP., a Delaware corporation (the “Company”), and Timothy J. Romenesko (the “Employee”).

WHEREAS, the Company and the Employee are parties to an Amended and Restated Severance and Change in Control Agreement dated as of April 11, 2000 and amended by a First Amendment dated December 18, 2008 (collectively, the “Agreement”) and now desire to amend the Agreement again as set forth hereunder.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows, effective as of the date hereof.

1.               By adding the following sentence at the end of Section 5(b) of the Agreement:

“In addition, if such termination occurs prior to May 17, 2012 (the date on which Employee becomes 55 years of age), (i) such termination shall be deemed a “Retirement” under the Company’s Stock Benefit Plan, and (ii) Employee shall be deemed fully vested in his Additional Supplemental Company Account under the AAR CORP. Supplemental Key Employee Retirement Plan.

2.               In all other respects, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first written above.

AAR CORP.

By:	/s/ Robert J. Regan
Robert J. Regan
Vice President, General Counsel and Secretary

TIMOTHY J. ROMENESKO

/s/ Timothy J. Romenekso